EXHIBIT 107

Calculation of Filing Fee Table
Form S-8
(Form Type)
Alexander’s, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share	Rule 457(c) and Rule 457(h)	500,000	$232.56	$116,280,000	$0.0001381	$16,058.27
Total Offering Amounts					$116,280,000		$16,058.27
Total Fee Offsets							$-
Net Fees Due							$16,058.27
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(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Common Stock, par value $1.00 per share (“Common Stock”) of Alexander’s, Inc. (the “Company”) as may be offered or issued under the Company’s 2026 Omnibus Stock Plan (the “2026 Plan”), resulting from any stock split, dividend, recapitalization or other similar transactions which results in an increase in the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on May 18, 2026.